July 15, 2013

Securities and Exchange Commission 100 F Street NE

Washington, DC 20549

RE: Alterola Biotech Inc.

We have read the statements that we understand Alterola Biotech Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,
/s/ De Joya Griffith, LLC
De Joya Griffith, LLC
Certified Public Accountants